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                                                                     Exhibit 2.2

                       AMENDMENT NO. 1 TO MERGER AGREEMENT

        THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (this "Amendment No. 1"), dated as of March 6, 2003, is being entered into by and among Cell Therapeutics, Inc. a Washington corporation ("CTI"), PolaRx Biopharmaceuticals, Inc., a Delaware corporation ("PolaRx") and David M. Tanen, as representative of the former shareholders of PolaRx ("PolaRx Representative").

        WHEREAS, each of CTI and PolaRx are parties to that certain Merger Agreement dated January 7, 2000 (the "Agreement");

        WHEREAS, Section 6.5 of the Agreement provides that the Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the parties thereto;

        WHEREAS, PolaRx Biopharmaceuticals Acquisition Corp. was created solely for the purpose of effecting the merger and upon consummation of the merger merged with and into PolaRx and therefore no longer exists as a separate entity;

        WHEREAS, each of CTI, PolaRx and the PolaRx Representative agree that this Amendment No. 1 to the Agreement shall be considered in compliance with
Section 6.5 of the Agreement by virtue of the fact that PolaRx Biopharmaceuticals Acquisition Corp. no longer exists and that the PolaRx Representative serves the interests of the former shareholders of PolaRx;

        WHEREAS, the parties desire to amend Section 1.4 of the Agreement,

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.      Amendment to the Agreement

                1.1 Section 1.4 of the Agreement is hereby deleted and replaced in its entirety by the following:

        "1.4    The Merger Consideration. As of the Effective Time, as a result of the Merger and without any other action on the part of the stockholders, all of the outstanding shares of common stock, $0.001 par value per share, of PBAC (the "PBAC Common Stock") shall be converted into shares of common stock of the Surviving Corporation (the "PolaRx Common Stock") and all of the shares of PolaRx outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the stockholders, be automatically converted into the shares of CTI Common Stock (as hereinafter defined) and additional consideration upon subsequent closing dates, for aggregate consideration (the "Merger Consideration") by virtue of the Merger and without any action on the part of the stockholders and be converted into the right of such PolaRx Stockholders to receive that portion of the Merger Consideration (as defined below) set forth across from their names in Schedule 1 (the "PolaRx Stockholders"). Fractional shares shall be rounded up or down to the nearest whole number.

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        The Merger Consideration shall be:

                (a) Two million (2,000,000) unregistered newly issued shares of CTI common stock, no par value per share ("CTI Common Stock"), to be issued and delivered to the PolaRx Stockholders at the Effective Time;

                (b) One million (1,000,000) unregistered newly issued shares of CTI Common Stock, subject to stock splits, stock dividends, reclassifications and reorganizations, to be issued and delivered to the PolaRx Stockholders on or before the second closing date, which shall be the earlier of, (x) within thirty (30) days following the first New Drug Application approved by the U.S. Food and Drug Administration submitted by CTI or an affiliate or sublicensee of CTI with respect to an Arsenic Product, or (x) the day preceding the fifth anniversary of the Closing Date (the earlier such date shall be referred to herein as the "Second Closing");

                (c) Two million (2,000,000) unregistered newly issued shares of CTI Common Stock, subject to stock splits, stock dividends, reclassifications and reorganizations, to be issued and delivered to the PolaRx Stockholders at the Second Closing;

                (d) $4,000,000 in cash, to be paid and delivered to the PolaRx Stockholders no later than March 31, 2003.

                (e) (1) a number of unregistered newly issued shares of CTI Common Stock having a Fair Market Value of five million dollars ($5,000,000); (2) $5,000,000 in cash, or (3) a mixture of cash and stock under (1) and (2) above, at the sole election of CTI, to be issued or paid and delivered to the PolaRx Stockholders within thirty (30) days following the end of the first calendar quarter in which aggregate Net Sales of Arsenic Products sold by CTI, affiliates and sublicensees of CTI equal or exceed twenty million dollars ($20,000,000) for the previous four (4) calendar quarters;

                (f) Until the later of, (x) the last patent to expire contained in the patent rights owned or licensed by PolaRx and included in the PolaRx Assets, or (y) seven
                        (7) years following the first commercial sale of an Arsenic Product by CTI, its sublicensees or affiliates; within thirty (30) days following the end of every calendar year in which Net Sales of Arsenic Products sold by CTI, its sublicensees and affiliates exceed forty million dollars ($40,000,000), CTI shall (1) issue to the PolaRx Stockholders (or to an exchange fund or escrow arrangement for the benefit of the PolaRx Stockholders, which exchange fund or escrow agreement shall be agreed to in writing by the PolaRx Representative), a number of shares of CTI Common Stock having a Fair Market Value equal to two percent (2%) of Net Sales of Arsenic Products sold by CTI, its sublicensees or affiliates during the previous calendar year; (2) make a cash payment to the PolaRx Stockholders (or to an exchange fund or

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                        escrow arrangement for the benefit of the PolaRx
                        Stockholders, which exchange fund or escrow agreement shall be agreed to in writing by the PolaRx Representative) equal to two percent (2%) of Net Sales of Arsenic Products sold by CTI, its sublicensees or affiliates during the previous calendar year, or (3) a mixture of cash and stock under (1) and (2) above.

        If at the time that any payment shall be required pursuant to this
        Section 1.4, CTI does not have a class of common stock that is then publicly traded on a national securities exchange, than any such payment shall be made in cash in the applicable amount. Any issuances of stock by CTI under Sections 1.4(e) and (f) shall be unlegended unless required by law or issued to an affiliate."

        2. Representation of PolaRx Representative. The PolaRx Representative represents and warrants to CTI and PolaRx, jointly and severally, as follows:

                2.1 PolaRx Representative has all necessary power and authority to execute and deliver this Amendment No. 1 and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Amendment No. 1 has been duly and validly executed and delivered by PolaRx Representative and assuming due authorization, execution and delivery by CTI and PolaRx, constitutes a legal and binding obligation of PolaRx Representative on behalf of former PolaRx shareholders, enforceable against former PolaRx Shareholders and PolaRx Representative.

        3.      Miscellaneous

                3.1 The terms and provisions of the Agreement shall remain in full force and effect as specifically modified by this Amendment No. 1.

                3.2 It is a condition precedent to CTI's obligation to make payments under Section 1.4 of this Amendment No. 1 that CTI receive from each PolaRx stockholder an executed Form W-9 or its equivalent and any other documentation delivered to the PolaRx stockholders by CTI necessary to process payments or issuances to PolaRx stockholders.

                3.3 This Amendment No. 1 may be executed in counterparts each of which is deemed an original and all of which together constitute one and the same instrument.

                3.4 This Amendment No. 1 shall be construed in accordance with, and governed in all respects by, the law of the State of Delaware, without giving effect to the conflicts of laws provisions.

                3.5 In the event that any provision of this Amendment No. 1, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment No. 1, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

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                3.6     This Amendment No. 1 and the Agreement together with all
exhibits and schedules constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations or discussions, whether written or oral, among the parties pertaining to the subject matter hereof. This Amendment No. 1 may not be amended, modified, altered or supplemented other than by execution of an instrument in writing signed on behalf of each of CTI, PolaRx and the PolaRx Representative.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be effective as of the date first above written.

                            CELL THERAPEUTICS, INC.

                            /s/ James. A. Bianco
                            ----------------------------------------------
                            By: James A. Bianco, M.D.
                            Title: President & Chief Executive Officer

                            POLARX BIOPHARMACEUTICALS, INC.

                            /s/ James. A. Bianco
                            ----------------------------------------------
                            By: James A. Bianco, M.D.
                            Title: President

                            POLARX BIOPHARMACEUTICALS, INC.
                            REPRESENTATIVE

                            /s/ David M. Tanen
                            ----------------------------------------------
                            By: David M. Tanen

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